Prospectus Supplement No. 14 (To Prospectus dated September 27, 2021)	Filed pursuant to Rule 424(b)(3) Registration No. 333-259514

This prospectus supplement updates, amends and supplements the prospectus dated September 27, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259514). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on May 2, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

On April 29, 2022, the closing price of our Class A Common Stock was $4.68 per share and the closing price of our public warrants was $0.52 per warrant.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 14 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 2, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2022
AgileThought, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39157	87-2302509
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 W. Las Colinas Blvd. Suite 1650E, Irving, Texas	(971) 501-1140	75039
(Address of Principal Executive Offices)	(Registrant's telephone number, including area code)	(Zip Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	AGIL	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	AGILW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 30, 2022, the Board of Directors of AgileThought Inc. (the “Company” or “AgileThought”) appointed Amit Singh as Chief Financial Officer, effective May 2, 2022.

Mr Singh, age 44, served as Head of Finance and U.S. and Global Head of Investor Relations at Globant S.A. from September 2019 to April 2022. Prior to that, Mr. Singh served as an Equity Research Analyst focusing on the IT Service Industry at Bank of America Merrill Lynch from May 2017 to September 2019.

Mr. Singh holds a master’s degree in business administration from Northwestern University – Kellogg School of Management and a master’s of science degree in aerospace engineering from University of Maryland. He also completed an executive education program for CFOs at Harvard’s Business School Executive Education program.

The employment agreement between the Company and Mr. Singh provides that Mr. Singh will have an annual base salary of $350,000 and a target bonus of $200,000, prorated in 2022 for the period of his employment. He will receive a restricted stock unit award covering 250,000 shares of Company’s Class A common stock. 150,000 shares vest over a four year period, and of the remaining 100,000, 20% vest upon the Company's Class A Common Stock achieving a market price of $8 per share, 30% vest upon achieving a market price of $10 per share, and 50% vest upon achieving a market price of $12 per share.

In connection with the appointment of Mr. Singh effective May 2, 2022, Ana Cecilia Hernández, who has been serving as Chief Financial Officer on an interim basis, will assume the position of Chief Operations Finance Officer of the Company.

The foregoing description of the employment agreement with Mr. Singh does not purport to be complete and is qualified in its entirety by reference to a copy of the employment agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

On May 2, 2022, the Company issued a press release announcing the appointment of Mr. Singh, which is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibit(s).

Exhibit Number	Exhibit Description
10.1+#	Employment Agreement, dated May 2, 2022, by and between Amit Singh and AgileThought LLC
99.1	Press Release Dated May 2, 2022
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).
+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
#	Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2022

AGILETHOUGHT, INC.

By:	/s/ Manuel Senderos
Manuel Senderos
Chief Executive Officer